Exhibit 99.2

An affiliate of NTS Mortgage Income Fund, Bluegreen Investors LLC, mailed a formal tender offer to all NTS Mortgage Income Fund stockholders on Tuesday, March 6th.

For your convenience, attached is the complete offer.  Please be sure to review the offer in its entirety with your client.  If your client decides to participate in this offer, please do not hesitate to contact us for assistance.

Respectfully,

Rita K. Martin
Manager, NTS Investor Services